Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2023 relating to the financial statements of Forza X1, Inc. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the periods October 15, 2021 through December 31, 2021 (successor) and January 1, 2021 through October 14, 2021 (predecessor) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission on March 28, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ GRASSI & CO., CPAs, P.C.
Jericho, New York

Grassi & Co., CPAs, P.C.

Jericho, New York

April 26, 2023